Exhibit 99.1

FOR IMMEDIATE RELEASE
October 26, 2006

FOR ADDITIONAL INFORMATION PLEASE CONTACT JEAN R. HALE, CHAIRMAN, PRESIDENT & CEO, COMMUNITY TRUST BANCORP, INC. AT (606) 437-3294.

COMMUNITY TRUST BANCORP, INC., INCREASES ITS CASH DIVIDEND

PIKEVILLE, KENTUCKY:

Community Trust Bancorp, Inc., (NASDAQ-CTBI) increased its cash dividend to $0.27 per share, which will be paid on January 1, 2007, to shareholders of record on December 15, 2006. This represents an increase of 3.85% in the quarterly cash dividend.

Community Trust Bancorp, Inc., with assets of $2.9 billion, is headquartered in Pikeville, Kentucky and has 74 banking locations across eastern, northern, central, and south central Kentucky, five banking locations in southern West Virginia, one loan production office in Kentucky, and five trust offices across Kentucky.